UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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FORM 8-K

CURRENT REPORT

Pursuant To Section 13 OR 15(d) of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): March 11, 2021

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Power Integrations, Inc.

(Exact name of Registrant as specified in its charter)

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Delaware	000-23441	94-3065014
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5245 Hellyer Avenue

San Jose, California 95138-1002

(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code (408) 414-9200

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	POWI	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Director

On March 11, 2021, the Board of Directors (the “Board”) of Power Integrations, Inc. (the “Company”) appointed Jennifer Lloyd to serve as a director beginning on April 1, 2021. Dr. Lloyd’s appointment was recommended to the Board by the Nominating and Governance Committee of the Board. Upon commencement of services to the Board, Dr. Lloyd will be appointed to the Audit Committee of the Board.

Dr. Lloyd is a leader in the semiconductor industry with extensive technical background in analog circuits, including engineering, product development, and executive leadership. Dr. Lloyd has been issued 9 U.S. patents, written many industry publications, and served on multiple conference program committees for the Institute of Electrical and Electronics Engineers. Since 1997, Dr. Lloyd has held various technical and executive roles at Analog Devices, Inc., a global leader in the design and manufacture of analog, mixed-signal and digital signal processing integrated circuits. Currently Dr. Lloyd serves as the Vice President, Precision Technology and Platforms Group. From 2017 to 2020, Dr. Lloyd was Vice President for the Healthcare and Consumer Business Unit and from 2015 to 2017, she was the General Manager for Instrumentation and Precision Technology.

Upon commencement of services to the Board, and in consideration of services to the Company as a director, Dr. Lloyd will be granted an equity award in the form of restricted stock units of the Company’s common stock (the "Initial Grant") under the Power Integrations 2016 Incentive Award Plan (the “2016 Plan”) with an aggregate fair value of approximately $30,000. The Initial Grant will vest on the date of the Company's 2021 annual meeting of stockholders (currently scheduled for May 21, 2021), provided Dr. Lloyd is still serving as a director on that date. Notwithstanding the foregoing, the Initial Grant would be deemed fully vested upon the occurrence of a "Change of Control", as such term is defined in the 2016 Plan. Beginning on July 1, 2021, Dr. Lloyd will receive annual equity compensation pursuant to the Directors Equity Compensation Program consistent with the Company’s other non-employee directors, which is a grant of restricted stock units, under the 2016 Plan, with an aggregate value of $120,000, which would vest in full effective immediately prior to the commencement of the Company’s first annual meeting of stockholders in the year following the year of the grant date, provided that she is still providing services to the Company as a director and provided, further, that 100% of the shares subject to such equity award would be deemed fully vested upon the occurrence of a Change of Control.

As a non-employee director, Dr. Lloyd will also receive $11,250 per quarter for service on the Board. In addition, as a member of the Audit Committee, Dr. Lloyd will receive an additional $2,500 per quarter to serve on the committee. The Company intends to enter into an indemnity agreement with Dr. Lloyd that is in the form of indemnity agreements executed by other members of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Power Integrations, Inc.

March 16, 2021	/s/ Sandeep Nayyar
(Date)	Sandeep Nayyar
Chief Financial Officer